Exhibit 10.2

Execution Version

3,263,157 Class C Pre-Funded Warrants

to Purchase Shares of Common Stock

Rezolute, Inc.

PLACEMENT AGENCY AGREEMENT

May 1, 2022

JEFFERIES LLC
520 Madison Avenue, 12th Floor
New York, New York 10022

Ladies and Gentlemen:

Introductory. Rezolute, Inc., a Nevada corporation (the “Company”), proposes to issue and sell to certain purchasers (collectively, the “Purchasers”) Class C Pre-Funded Warrants (the “Warrants”) to purchase 3,263,157 shares of Common Stock, par value $0.001 per share (the “Common Stock”), of the Company. The Warrants will be offered and sold to the Purchasers in a private placement (the “Placement”) without being registered under the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission (the “Commission”) thereunder (collectively, the “Securities Act”), in reliance upon Section 4(2) (“Section 4(2)”) thereof and/or Regulation D (“Regulation D”) thereunder. Jefferies LLC (“Jefferies”) has agreed to act as lead placement agent and Cantor Fitzgerald & Co. (“Cantor”), Canaccord Genuity LLC (“Canaccord”), H.C. Wainwright & Co., LLC (“H.C. Wainwright”) and JMP Securities LLC (“JMP”) have agreed to act as co-placement agents (each, a “Placement Agent” and collectively, the “Placement Agents”) in connection with the Placement, subject to the terms, conditions and other provisions of this Agreement.

The Warrants are to be sold and issued to the Purchasers pursuant to a Securities Purchase Agreement (the “Purchase Agreement”) to be entered into by the Company and the Purchasers, and will be exerciseable into duly and validly issued, fully paid and non-assessable shares of Common Stock (such shares, the “Warrant Shares” and, together with the Warrants, the “Securities”)on the terms, and subject to the conditions, set forth in the Purchase Agreement.

Holders of the Warrants will be entitled to the benefits of a Registration Rights Agreement (the “Registration Rights Agreement”) to be entered into between the Company and the Purchasers pursuant to which the Company will agree, among other things, to file with the Commission a shelf registration statement pursuant to Rule 415 under the Securities Act (the “Registration Statement”) covering the resale of the Warrant Shares, and to use its reasonable best efforts to cause the Registration Statement to be declared effective within the time periods specified in the Registration Rights Agreement.

This Agreement, the Purchase Agreement, the Warrants, the Registration Rights Agreement, and the Engagement Letter dated April 30, 2022 (the “Engagement Letter”) between the Company and Jefferies are referred to herein collectively as the “Transaction Documents”, and the transactions contemplated hereby and thereby are referred to herein collectively as the “Transactions”. Nothing in this Agreement should be read to limit or otherwise modify the terms and other provisions of the Engagement Letter, provided that, in the event any terms of the Engagement Letter are inconsistent with or contradict any terms of this Agreement, this Agreement shall govern.

The Company hereby confirms its agreement with the Placement Agents as follows:

Section 1. Representations, Warranties and Agreements of the Company and the Placement Agents.

A. Representations, Warranties and Agreements of the Company. The Company hereby represents, warrants and agrees with, the Placement Agents as follows:

(a)   The Transaction Documents. The Company has all necessary power and authority to execute and deliver the Transaction Documents and to perform its obligations thereunder; each of the Transaction Documents has been duly authorized by the Company and, when executed and delivered by the Company, will constitute a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

(b)   Incorporation and Good Standing of the Company. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation and has the corporate power and authority to own, lease and operate its properties and to conduct its business as disclosed to the Placement Agents and/or described in the SEC filings (as defined below) and to enter into and perform its obligations under this Agreement. The Company is duly qualified as a foreign corporation to transact business and is in good standing in the State of Nevada and each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business.

(c)    Subsidiaries. Each of the Company’s “subsidiaries” (for purposes of this Agreement, as defined in Rule 405 under the Securities Act) has been duly incorporated or organized, as the case may be, and is validly existing as a corporation, partnership or limited liability company, as applicable, in good standing under the laws of the jurisdiction of its incorporation or organization and has the power and authority (corporate or other) to own, lease and operate its properties and to conduct its business as described in the SEC Filings. Each of the Company’s subsidiaries is duly qualified as a foreign corporation, partnership or limited liability company, as applicable, to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business. All of the issued and outstanding capital stock or other equity or ownership interests of each of the Company’s subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and are owned by the Company, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance or adverse claim. None of the outstanding capital stock or equity interest in any subsidiary was issued in violation of preemptive or similar rights of any security holder of such subsidiary. The constitutive or organizational documents of each of the subsidiaries comply in all material respects with the requirements of applicable laws of its jurisdiction of incorporation or organization and are in full force and effect. The Company does not own or control, directly or indirectly, any corporation, association or other entity other than the subsidiaries listed in Exhibit 21 to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2021.

(d)   Non-Contravention of Existing Instruments; No Further Authorizations or Approvals Required. Neither the Company nor any of its subsidiaries is in violation of its charter or by-laws, partnership agreement or operating agreement or similar organizational documents, as applicable, or is in default (or, with the giving of notice or lapse of time, would be in default) (“Default”) under any indenture, loan, credit agreement, note, lease, license agreement, contract, franchise or other instrument (including, without limitation, any pledge agreement, security agreement, mortgage or other instrument or agreement evidencing, guaranteeing, securing or relating to indebtedness) to which the Company or any of its subsidiaries is a party or by which it or any of them may be bound, or to which any of their respective properties or assets are subject (each, an “Existing Instrument”), except for such Defaults as could not be expected, individually or in the aggregate, to result in a Material Adverse Change (as defined below). The Company’s execution, delivery and performance of the Transaction Documents, the consummation of the transactions contemplated thereby and the issuance and sale of the Warrants (i) have been duly authorized by all necessary corporate action and will not result in any violation of the provisions of the charter or by-laws, partnership agreement or operating agreement or similar organizational documents, as applicable, of the Company or any subsidiary (ii) will not conflict with or constitute a breach of, or Default or a Debt Repayment Triggering Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, or require the consent of any other party to, any Existing Instrument and (iii) will not result in any violation of any law, administrative regulation or administrative or court decree applicable to the Company or any of its subsidiaries. No consent, approval, authorization or other order of, or registration or filing with, any court or other governmental or regulatory authority or agency, is required for the Company’s execution, delivery and performance of the Transaction Documents and consummation of the transactions contemplated hereby. As used herein, a “Debt Repayment Triggering Event” means any event or condition which gives, or with the giving of notice or lapse of time would give, the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of its subsidiaries.

(e)   Capitalization and Other Capital Stock Matters. The authorized, issued and outstanding capital stock of the Company is as disclosed to the Placement Agents and/or set forth in the SEC Filings (other than for subsequent issuances, if any, pursuant to employee benefit plans, upon the exercise of outstanding options or warrants, or as otherwise disclosed to the Placement Agents and/or described in the SEC Filings). All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued, are fully paid and nonassessable and have been issued in compliance with all federal and state securities laws. None of the outstanding shares of Common Stock was issued in violation of any preemptive rights, rights of first refusal or other similar rights to subscribe for or purchase securities of the Company. There are no authorized or outstanding options, warrants, preemptive rights, rights of first refusal or other rights to purchase, or equity or debt securities convertible into or exchangeable or exercisable for, any capital stock of the Company or any of its subsidiaries other than those disclosed to the Placement Agents and/or described in the SEC Filings. The descriptions of the Company’s stock option, stock bonus and other stock plans or arrangements, and the options or other rights granted thereunder, set forth in the SEC Filings and/or disclosed to the Placement Agents, accurately and fairly presents the information required to be shown with respect to such plans, arrangements, options and rights.

(f)     Authorization of the Securities. The Company has all necessary power and authority to execute, issue and deliver the Warrants; the Warrants have been duly authorized for issuance and sale pursuant to the Purchase Agreement and, when issued and delivered by the Company against payment therefor pursuant to the Purchase Agreement, will be validly issued, fully paid and nonassessable, and the issuance and sale of the Warrants is not subject to any preemptive rights, rights of first refusal or other similar rights to subscribe for or purchase the Securities. The Warrants have been duly authorized by the Company and, when executed and delivered by the Company, will be valid and binding agreements of the Company, enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles.

(g)    The Warrant Shares. Pursuant to the terms of and within the time contemplated by the Purchase Agreement, upon stockholder approval increasing the number of authorized shares of Common Stock and the filing of a charter amendment evidencing the same, the Company shall have all necessary power and authority to issue and deliver the Warrant Shares; the Warrant Shares shall have been duly reserved for issuance upon exercise of the Warrants in a number sufficient to meet the exercise requirements and have been duly authorized, and, when duly issued and delivered to holders of the Warrants upon conversion of the Warrants from time to time, the Warrant Shares will be duly and validly issued, fully paid and nonassessable and will be issued in compliance with federal and state securities laws. None of the Warrant Shares will be issued in violation of any preemptive rights, rights of first refusal or other similar rights to subscribe for or purchase securities of the Company.

(h)   No Applicable Registration or Other Similar Rights. There are no persons with registration or other similar rights to have any equity or debt securities registered for sale included in the offering contemplated by the Transaction Documents, except for such rights as have been duly waived.

(i)    SEC Filings.

(i)     The Company has filed all reports, schedules, forms, statements and other documents required to be filed by it under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) for the three (3)-year period preceding the date hereof (or such shorter period as the Company was required by Law to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Filings”).

(ii)    At the time of filing thereof, or to the extent corrected by a subsequent filing, the SEC Filings complied as to form in all material respects with all applicable requirements of the Exchange Act and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(iii)   Each registration statement and any amendment thereto filed by the Company during the three (3) year period preceding the date hereof pursuant to the Securities Act, as of the date such statement or amendment became effective, complied as to form in all material respects with the Securities Act and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not misleading; and each prospectus filed during the three (3) year period preceding the date hereof pursuant to Rule 424(b) under the Securities Act, as of its issue date and as of the closing of any sale of securities pursuant thereto, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(j)     No Material Adverse Change. Except as otherwise disclosed to the Placement Agents, (i) there has been no material adverse change, or any development that could be expected to result in a material adverse change, in (A) the condition, financial or otherwise, or in the earnings, business, properties, operations, operating results, assets, liabilities or prospects, whether or not arising from transactions in the ordinary course of business, of the Company and its subsidiaries, considered as one entity or (B) the ability of the Company to consummate the transactions contemplated by this Agreement or perform its obligations hereunder (any such change being referred to herein as a “Material Adverse Change”); (ii) the Company and its subsidiaries, considered as one entity, have not incurred any material liability or obligation, indirect, direct or contingent, including without limitation any losses or interference with their business from fire, explosion, flood, earthquakes, accident or other calamity, whether or not covered by insurance, or from any strike, labor dispute or court or governmental action, order or decree, that are material, individually or in the aggregate, to the Company and its subsidiaries, considered as one entity, and have not entered into any transactions not in the ordinary course of business; and (iii) there has not been any material decrease in the capital stock or any material increase in any short-term or long-term indebtedness of the Company or its subsidiaries and there has been no dividend or distribution of any kind declared, paid or made by the Company or, except for dividends paid to the Company or other subsidiaries, by any of the Company’s subsidiaries on any class of capital stock, or any repurchase or redemption by the Company or any of its subsidiaries of any class of capital stock.

(k)   Tax Law Compliance. The Company and its subsidiaries have filed all necessary federal, state and foreign income and franchise tax returns or have properly requested extensions thereof and have paid all taxes required to be paid by any of them and, if due and payable, any related or similar assessment, fine or penalty levied against any of them except as may be being contested in good faith and by appropriate proceedings. The Company has made adequate charges, accruals and reserves in the applicable financial statements referred to in Section 1(o) below in respect of all federal, state and foreign income and franchise taxes for all periods as to which the tax liability of the Company or any of its subsidiaries has not been finally determined.

(l)    Transfer Taxes. There are no transfer taxes or other similar fees or charges under Federal law or the laws of any state, or any political subdivision thereof, required to be paid in connection with the execution and delivery of the Transaction Documents or the issuance by the Company or sale by the Company of the Securities.

(m)   Insurance. Each of the Company and its subsidiaries are insured by recognized, financially sound and reputable institutions with policies in such amounts and with such deductibles and covering such risks as are generally deemed adequate and customary for their businesses including, but not limited to, policies covering real and personal property owned or leased by the Company and its subsidiaries against theft, damage, destruction, acts of vandalism and earthquakes and policies covering the Company and its subsidiaries for product liability claims and clinical trial liability claims. The Company has no reason to believe that it or any of its subsidiaries will not be able (i) to renew its existing insurance coverage as and when such policies expire or (ii) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that could not be expected to result in a Material Adverse Change. Neither the Company nor any of its subsidiaries has been denied any insurance coverage which it has sought or for which it has applied.

(n)   No Material Actions or Proceedings. There is no action, suit, proceeding, inquiry or investigation brought by or before any legal or governmental entity now pending or, to the knowledge of the Company, threatened, against or affecting the Company or any of its subsidiaries, which could be expected, individually or in the aggregate, to result in a Material Adverse Change or materially and adversely affect the consummation of the transactions contemplated by this Agreement or the performance by the Company of its obligations hereunder. No material labor dispute with the employees of the Company or any of its subsidiaries, or with the employees of any principal supplier, manufacturer, customer or contractor of the Company, exists or, to the knowledge of the Company, is threatened or imminent.

(o)   Financial Statements. The financial statements filed with the SEC present fairly the consolidated financial position of the Company and its subsidiaries as of the dates indicated and the results of their operations, changes in stockholders’ equity and cash flows for the periods specified. Such financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods involved, except as may be expressly stated in the related notes thereto. The interactive data in eXtensible Business Reporting Language included or incorporated by reference in the SEC Filings fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto. No other financial statements or supporting schedules are required to be included in the SEC Filings. The financial data set forth in the SEC Filings fairly present the information set forth therein on a basis consistent with that of the audited financial statements contained in the SEC Filings. Any disclosures contained in the SEC Filings that constitute non-GAAP financial measures (as defined by the rules and regulations under the Securities Act and the Exchange Act) comply with Regulation G under the Exchange Act and Item 10 of Regulation S-K under the Securities Act, as applicable. To the Company’s knowledge, no person who has been suspended or barred from being associated with a registered public accounting firm, or who has failed to comply with any sanction pursuant to Rule 5300 promulgated by the Public Company Accounting Oversight Board (“PCAOB”), has participated in or otherwise aided the preparation of, or audited, the financial statements, supporting schedules or other financial data filed with the SEC as a part of the SEC Filings.

(p)   Independent Accountants. Plante & Moran, PLLC, which has expressed its opinion with respect to the financial statements (which term as used in this Agreement includes the related notes thereto) filed with the Commission as a part of the SEC Filings, is (i) an independent registered public accounting firm as required by the Securities Act, the Exchange Act, and the rules of the PCAOB, (ii) in compliance with the applicable requirements relating to the qualification of accountants under Rule 2-01 of Regulation S-X under the Securities Act and (iii) a registered public accounting firm as defined by the PCAOB whose registration has not been suspended or revoked and who has not requested such registration to be withdrawn.

(q)   Company’s Accounting System. The Company and each of its subsidiaries make and keep accurate books and records and maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (v) the interactive data in eXtensible Business Reporting Language included or incorporated by reference in the SEC Filings fairly presents the information called for in all material respects and is prepared in accordance with the Commission's rules and guidelines applicable thereto.

(r)    Disclosure Controls and Procedures; Deficiencies in or Changes to Internal Control Over Financial Reporting. The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-15 and 15d-15 under the Exchange Act), which (i) are designed to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; (ii) have been evaluated by management of the Company for effectiveness as of the end of the Company’s most recent fiscal quarter; and (iii) are effective in all material respects to perform the functions for which they were established. Since the end of the Company’s most recent audited fiscal year, there have been no significant deficiencies or material weakness in the Company’s internal control over financial reporting (whether or not remediated) and no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting. The Company is not aware of any change in its internal control over financial reporting that has occurred during its most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(s)    Intellectual Property Rights. The Company and its subsidiaries own, or have obtained valid and enforceable licenses for, the inventions, patent applications, patents, trademarks, trade names, service names, copyrights, trade secrets and other intellectual property described in the SEC Filings as being owned or licensed by them or which are necessary for the conduct of their respective businesses as currently conducted or as currently proposed to be conducted (collectively, “Intellectual Property”) and the conduct of their respective businesses does not and will not infringe, misappropriate or otherwise conflict in any material respect with any such rights of others. The Intellectual Property has not been adjudged by a court of competent jurisdiction to be invalid or unenforceable, in whole or in part, and the Company is unaware of any facts which would form a reasonable basis for any such adjudication. To the Company's knowledge: (i) there are no third parties who have rights to any Intellectual Property, except for customary reversionary rights of third-party licensors with respect to Intellectual Property that is disclosed in the SEC Filings as licensed to the Company or one or more of its subsidiaries; and (ii) there is no infringement by third parties of any Intellectual Property. There is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others: (A) challenging the Company’s rights in or to any Intellectual Property, and the Company is unaware of any facts which would form a reasonable basis for any such action, suit, proceeding or claim; (B) challenging the validity, enforceability or scope of any Intellectual Property, and the Company is unaware of any facts which would form a reasonable basis for any such action, suit, proceeding or claim; or (C) asserting that the Company or any of its subsidiaries infringes or otherwise violates, or would, upon the commercialization of any product or service described in the SEC Filings as under development, infringe or violate, any patent, trademark, trade name, service name, copyright, trade secret or other proprietary rights of others, and the Company is unaware of any facts which would form a reasonable basis for any such action, suit, proceeding or claim. The Company and its subsidiaries have complied with the terms of each agreement pursuant to which Intellectual Property has been licensed to the Company or any subsidiary, and all such agreements are in full force and effect. To the Company’s knowledge, there are no material defects in any of the patents or patent applications included in the Intellectual Property. The Company and its subsidiaries have taken all reasonable steps to protect, maintain and safeguard their Intellectual Property, including the execution of appropriate nondisclosure, confidentiality agreements and invention assignment agreements and invention assignments with their employees, and no employee of the Company is in or has been in violation of any term of any employment contract, patent disclosure agreement, invention assignment agreement, non-competition agreement, non-solicitation agreement, nondisclosure agreement, or any restrictive covenant to or with a former employer where the basis of such violation relates to such employee’s employment with the Company. The duty of candor and good faith as required by the United States Patent and Trademark Office during the prosecution of the United States patents and patent applications included in the Intellectual Property have been complied with; and in all foreign offices having similar requirements, all such requirements have been complied with. None of the Intellectual Property or technology (including information technology and outsourced arrangements) employed by the Company or its subsidiaries has been obtained or is being used by the Company or its subsidiary in violation of any contractual obligation binding on the Company or its subsidiaries or any of their respective officers, directors or employees or otherwise in violation of the rights of any persons. The product candidates described in the SEC Filings as under development by the Company or any subsidiary fall within the scope of the claims of one or more patents owned by, or exclusively licensed to, the Company or any subsidiary.

(t)    Disclosure. The Company understands and confirms that the Placement Agents and the Purchasers will rely on the foregoing representations in effecting transactions in securities of the Company. To the Knowledge of the Company, all due diligence materials regarding the Company, its subsidiaries, their businesses and the transactions contemplated hereby, furnished by or on behalf of the Company or its subsidiaries to the Placement Agents upon request are, when taken together with the SEC Filings, true and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(u)   Contracts. Each franchise, contract or other document of a character required to be described in the SEC Filings or to be filed as an exhibit to the SEC Filings under the Securities Act and the rules and regulations promulgated thereunder (collectively, the “Material Contracts”) is so described or filed.

(v)   Compliance with Laws. The Company and its subsidiaries have been and are in compliance with all applicable laws, rules and regulations, except where failure to be so in compliance could not be expected, individually or in the aggregate, to result in a Material Adverse Change.

(w)  Compliance with Health Care Laws. The Company and its subsidiaries are, and at all times have been, in compliance with all Health Care Laws. For purposes of this Agreement, “Health Care Laws” means: (i) the Federal Food, Drug, and Cosmetic Act (21 U.S.C. Section 301 et seq.), the Public Health Service Act (42 U.S.C. Section 201 et seq.), and the regulations promulgated thereunder; (ii) all applicable federal, state, local and foreign health care fraud and abuse laws, including, without limitation, the Anti-Kickback Statute (42 U.S.C. Section 1320a-7b(b)), the Civil False Claims Act (31 U.S.C. Section 3729 et seq.), the criminal false statements law (42 U.S.C. Section 1320a-7b(a)), 18 U.S.C. Sections 286 and 287, the health care fraud criminal provisions under the U.S. Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act (collectively, “HIPAA”) (42 U.S.C. Section 1320d et seq.), the Stark Law (42 U.S.C. Section 1395nn), the civil monetary penalties law (42 U.S.C. Section 1320a-7a), the exclusion law (42 U.S.C. Section 1320a-7), the Physician Payments Sunshine Act (42 U.S.C. Section 1320-7h), and applicable laws governing government funded or sponsored healthcare programs; (iii) HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. Section 17921 et seq.); (iv) the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010; (v) licensure, quality, safety and accreditation requirements under applicable federal, state, local or foreign laws or regulatory bodies; and (vi) all other local, state, federal, national, supranational and foreign laws, relating to the regulation of the Company or its subsidiaries, and (vii) the directives and regulations promulgated pursuant to such statutes and any state or non-U.S. counterpart thereof. Neither the Company nor any of its subsidiaries has received written notice of any claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other action from any court or arbitrator or governmental or regulatory authority or third party alleging that any product operation or activity is in violation of any Health Care Laws nor, to the Company’s knowledge, is any such claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other action threatened. The Company and its subsidiaries have filed, maintained or submitted all material reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by any Health Care Laws, and all such reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments were complete and accurate on the date filed in all material respects (or were corrected or supplemented by a subsequent submission). Neither the Company nor any of its subsidiaries is a party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any governmental or regulatory authority. Additionally, neither the Company, any of its subsidiaries nor any of their respective employees, officers, directors, or agents has been excluded, suspended or debarred from participation in any U.S. federal health care program or human clinical research or, to the knowledge of the Company, is subject to a governmental inquiry, investigation, proceeding, or other similar action that could reasonably be expected to result in debarment, suspension, or exclusion.

(x)    Clinical Data and Regulatory Compliance. The preclinical tests and clinical trials, and other studies (collectively, “studies”) that are described in, or the results of which are referred to in, the SEC Filings and/or disclosed to the Placement Agents were and, if still pending, are being conducted in all material respects in accordance with the protocols, procedures and controls designed and approved for such studies and with standard medical and scientific research procedures; each description of the results of such studies is accurate and complete in all material respects and fairly presents the data derived from such studies, and the Company and its subsidiaries have no knowledge of any other studies the results of which are inconsistent with, or otherwise call into question, the results described or referred to in the SEC Filings and/or disclosed to the Placement Agents; the Company and its subsidiaries have made all such filings and obtained all such approvals as may be required by the Food and Drug Administration of the U.S. Department of Health and Human Services or any committee thereof or from any other U.S. or foreign government or drug or medical device regulatory agency, or health care facility Institutional Review Board (collectively, the “Regulatory Agencies”); neither the Company nor any of its subsidiaries has received any notice of, or correspondence from, any Regulatory Agency requiring the termination, suspension or modification of any clinical trials that are described or referred to in the SEC Filings and/or disclosed to the Placement Agents; and the Company and its subsidiaries have each operated and currently are in compliance in all material respects with all applicable rules, regulations and policies of the Regulatory Agencies.

(y)   Cybersecurity. The Company and its subsidiaries’ information technology assets and equipment, computers, systems, networks, hardware, software, websites, applications, and databases (collectively, “IT Systems”) are adequate for, and operate and perform in all material respects as required in connection with the operation of the business of the Company and its subsidiaries as currently conducted, free and clear of all material bugs, errors, defects, Trojan horses, time bombs, malware and other corruptants. The Company and its subsidiaries have implemented and maintained commercially reasonable physical, technical and administrative controls, policies, procedures, and safeguards to maintain and protect their material confidential information and the integrity, continuous operation, redundancy and security of all IT Systems and data, including “Personal Data,” used in connection with their businesses. “Personal Data” means (i) a natural person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, or customer or account number; (ii) any information which would qualify as “personally identifying information” under the Federal Trade Commission Act, as amended; (iii) “personal data” as defined by the European Union General Data Protection Regulation (“GDPR”) ”) (EU 2016/679); (iv) any information which would qualify as “protected health information” under HIPAA; and (v) any other piece of information that allows the identification of such natural person, or his or her family, or permits the collection or analysis of any data related to an identified person’s health or sexual orientation. There have been no breaches, violations, outages or unauthorized uses of or accesses to same, except for those that have been remedied without material cost or liability or the duty to notify any other person, nor any incidents under internal review or investigations relating to the same. The Company and its subsidiaries are presently in material compliance with all applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations relating to the privacy and security of IT Systems and Personal Data and to the protection of such IT Systems and Personal Data from unauthorized use, access, misappropriation or modification.

(z)    Compliance with Data Privacy Laws. The Company and its subsidiaries are, and at all prior times were, in material compliance with all applicable state and federal data privacy and security laws and regulations, including without limitation HIPAA, and the Company and its subsidiaries have taken commercially reasonable actions to prepare to comply with, and since May 25, 2018, have been and currently are in compliance with, GDPR (collectively, the “Privacy Laws”). To ensure compliance with the Privacy Laws, the Company and its subsidiaries have in place, comply with, and take appropriate steps reasonably designed to ensure compliance in all material respects with their policies and procedures relating to data privacy and security and the collection, storage, use, disclosure, handling, and analysis of Personal Data (the “Policies”). The Company and its subsidiaries have at all times made all disclosures to users or customers required by applicable laws and regulatory rules or requirements, and none of such disclosures made or contained in any Policy have, to the knowledge of the Company, been inaccurate or in violation of any applicable laws and regulatory rules or requirements in any material respect. The Company further certifies that neither it nor any subsidiary: (i) has received notice of any actual or potential liability under or relating to, or actual or potential violation of, any of the Privacy Laws, and has no knowledge of any event or condition that would reasonably be expected to result in any such notice; (ii) is currently conducting or paying for, in whole or in part, any investigation, remediation, or other corrective action pursuant to any Privacy Law; or (iii) is a party to any order, decree, or agreement that imposes any obligation or liability under any Privacy Law.

(aa) Company Not an “Investment Company”. The Company is not, and will not be, either after receipt of payment for the Warrants or after the application of the proceeds therefrom, required to register as an “investment company” under the Investment Company Act of 1940, as amended.

(bb) All Necessary Permits, etc. The Company and its subsidiaries possess such valid and current certificates, authorizations or permits required by state, federal or foreign regulatory agencies or bodies to conduct their respective businesses as currently conducted and as described in the SEC Filings (“Permits”). Neither the Company nor any of its subsidiaries is in violation of, or in default under, any of the Permits or has received any notice of proceedings relating to the revocation or modification of, or non-compliance with, any such certificate, authorization or permit.

(cc) Title to Properties. The Company and its subsidiaries have good and marketable title to all of the real and personal property and other assets reflected as owned in the financial statements referred to in Section 1(o) above (or elsewhere in the SEC Filings), in each case free and clear of any security interests, mortgages, liens, encumbrances, equities, adverse claims and other defects. The real property, improvements, equipment and personal property held under lease by the Company or any of its subsidiaries are held under valid and enforceable leases, with such exceptions as are not material and do not materially interfere with the use made or proposed to be made of such real property, improvements, equipment or personal property by the Company or such subsidiary.

(dd) ERISA Compliance. The Company and its subsidiaries and any “employee benefit plan” (as defined under the Employee Retirement Income Security Act of 1974, as amended, and the regulations and published interpretations thereunder (collectively, “ERISA”)) established or maintained by the Company, its subsidiaries or their “ERISA Affiliates” (as defined below) are in compliance in all material respects with ERISA. “ERISA Affiliate” means, with respect to the Company or any of its subsidiaries, any member of any group of organizations described in Sections 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended, and the regulations and published interpretations thereunder (the “Code”) of which the Company or such subsidiary is a member. No “reportable event” (as defined under ERISA) has occurred or is reasonably expected to occur with respect to any “employee benefit plan” established or maintained by the Company, its subsidiaries or any of their ERISA Affiliates. No “employee benefit plan” established or maintained by the Company, its subsidiaries or any of their ERISA Affiliates, if such “employee benefit plan” were terminated, would have any “amount of unfunded benefit liabilities” (as defined under ERISA). Neither the Company, its subsidiaries nor any of their ERISA Affiliates has incurred or reasonably expects to incur any liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “employee benefit plan” or (ii) Sections 412, 4971, 4975 or 4980B of the Code. Each employee benefit plan established or maintained by the Company, its subsidiaries or any of their ERISA Affiliates that is intended to be qualified under Section 401(a) of the Code is so qualified and nothing has occurred, whether by action or failure to act, which would cause the loss of such qualification.

(ee) Compliance with Environmental Laws. Except as could not be expected, individually or in the aggregate, to result in a Material Adverse Change: (i) neither the Company nor any of its subsidiaries is in violation of any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, “Environmental Laws”); (ii) the Company and its subsidiaries have all permits, authorizations and approvals required under any applicable Environmental Laws and are each in compliance with their requirements; (iii) there are no pending or threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to any Environmental Law against the Company or any of its subsidiaries; and (iv) there are no events or circumstances that might reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against or affecting the Company or any of its subsidiaries relating to Hazardous Materials or any Environmental Laws.

(ff)   Anti-Corruption and Anti-Bribery Laws. Neither the Company nor any of its subsidiaries nor any director, officer, or employee of the Company or any of its subsidiaries, nor to the knowledge of the Company, any agent, affiliate or other person acting on behalf of the Company or any of its subsidiaries has, in the course of its actions for, or on behalf of, the Company or any of its subsidiaries (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made or taken any act in furtherance of an offer, promise, or authorization of any direct or indirect unlawful payment or benefit to any foreign or domestic government official or employee, including of any government-owned or controlled entity or public international organization, or any political party, party official, or candidate for political office; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the UK Bribery Act 2010, or any other applicable anti-bribery or anti-corruption law; or (iv) made, offered, authorized, requested, or taken an act in furtherance of any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment or benefit . The Company and its subsidiaries and, to the knowledge of the Company, the Company’s affiliates have conducted their respective businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(gg) Money Laundering Laws. The operations of the Company and its subsidiaries are, and have been conducted at all times, in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar applicable rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

(hh) Sanctions. Neither the Company nor any of its subsidiaries, directors, officers, or employees, nor, to the knowledge of the Company, after due inquiry, any agent, affiliate or other person acting on behalf of the Company or any of its subsidiaries is currently the subject or the target of any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority (collectively, “Sanctions”); nor is the Company or any of its subsidiaries located, organized or resident in a country or territory that is the subject or the target of Sanctions, including, without limitation, Crimea, Cuba, Iran, North Korea, and Syria; and the Company will not directly or indirectly use the proceeds of this offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, or any joint venture partner or other person or entity, for the purpose of financing the activities of or business with any person, or in any country or territory, that at the time of such financing, is the subject or the target of Sanctions or in any other manner that will result in a violation by any person (including any person participating in the transaction whether as underwriter, advisor, investor or otherwise) of applicable Sanctions. For the past five years, the Company and its subsidiaries have not knowingly engaged in and are not now knowingly engaged in any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country.

(ii)   Stock Exchange Listing. The shares of Common Stock are registered pursuant to Section 12(b) or 12(g) of the Exchange Act and are listed on The Nasdaq Capital Market (“NASDAQ”). The Company shall cause the Warrant Shares to be listed on NASDAQ prior to the effectiveness of the Registration Statement and shall use its best efforts to maintain the continued listing of such Warrant Shares. The Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Warrant Shares under the Exchange Act or delisting the Warrant Shares from NASDAQ, nor has the Company received any notification that the Commission or NASDAQ is contemplating terminating such registration or listing. To the Company’s knowledge, it is in compliance with all applicable listing requirements of NASDAQ.

(jj)    No Unlawful Contributions or Other Payments. Neither the Company nor any of its subsidiaries nor, to the best of the Company’s knowledge, any employee or agent of the Company or any subsidiary, has made any contribution or other payment to any official of, or candidate for, any federal, state or foreign office in violation of any law or of the character required to be disclosed in the SEC Filings.

(kk)  No Outstanding Loans or Other Extensions of Credit. The Company does not have any outstanding extension of credit, in the form of a personal loan, to or for any director or executive officer (or equivalent thereof) of the Company except for such extensions of credit as are expressly permitted by Section 13(k) of the Exchange Act.

(ll)    No Contract Terminations. Neither the Company nor any of its subsidiaries has sent or received any communication regarding termination of, or intent not to renew, any of the contracts or agreements referred to or described in or filed as an exhibit to the SEC Filings, and no such termination or non-renewal has been threatened by the Company or any of its subsidiaries or, to the Company’s knowledge, any other party to any such contract or agreement, which threat of termination or non-renewal has not been rescinded as of the date hereof.

(mm)   Dividend Restrictions. No subsidiary of the Company is prohibited or restricted, directly or indirectly, from paying dividends to the Company, or from making any other distribution with respect to such subsidiary’s equity securities or from repaying to the Company or any other subsidiary of the Company any amounts that may from time to time become due under any loans or advances to such subsidiary from the Company or from transferring any property or assets to the Company or to any other subsidiary.

(nn) No Integrated Offering. Assuming the accuracy of the representations and warranties of the Placement Agents and of the Purchasers contained in the Purchase Agreement and the compliance of such parties with the agreements set forth herein and therein, the Company has not, directly or indirectly through any agent, made any offers or sales of, or solicited any offers to buy, any Company “security” (as defined in the Securities Act) under circumstances that would adversely affect reliance by the Company on Section 4(a)(2) for the exemption from registration for the transactions contemplated hereby or would require registration of any of the Securities under the Securities Act.

(oo) No Price Stabilization or Manipulation; Compliance with Regulation M. Neither the Company nor any of its subsidiaries has taken, directly or indirectly, any action designed to or that might cause or result in stabilization or manipulation of the price of the Warrant Shares or of any “reference security” (as defined in Rule 100 of Regulation M under the Exchange Act (“Regulation M”)) with respect to the Warrant Shares, whether to facilitate the sale or resale of the Securities or otherwise, and has taken no action which would directly or indirectly violate Regulation M.

(pp) Brokers. Except pursuant to the Transaction Documents, there is no broker, finder or other party that is entitled to receive from the Company any brokerage or finder’s fee or other fee or commission as a result of any transactions contemplated by the Transaction Documents.

(qq) Private Placement. Assuming the accuracy of the representations and warranties of the Purchasers set forth in the Purchase Agreement, and in reliance thereon, the offer and sale of the Securities to the Purchasers as contemplated by the Transaction Documents is exempt from the registration requirements of the Securities Act.

(rr)   Shell Company. The Company is not, and was not within the past three (3) years, an “ineligible issuer” (as defined in Rule 405 promulgated under the Securities Act).

(ss) Use of Form S-3. The Company meets the registration and transaction requirements for use of Form S-3 for the registration of the resale of the Warrant Shares by the Purchasers, subject to the SEC’s guidance and interpretations regarding secondary offerings being considered primary offerings.

(tt)   No Stop Order. No stop order or suspension of trading has been imposed as of the date hereof by the OTC Markets Group, the Financial Industry Regulatory Authority, the SEC or any other governmental authority or regulatory body with respect to public trading in the Common Stock.

(uu) Sarbanes-Oxley Act. There is, and has been, no failure on the part of the Company or any of the Company’s directors or officers, in their capacities as such, to comply with any applicable provision of the Sarbanes-Oxley Act of 2002, as amended and the rules and regulations promulgated in connection therewith, including Section 402 related to loans and Sections 302 and 906 related to certifications.

(k)   QIBs and Accredited Investors. The Company will not offer or sell any of the Warrants to any person whom it reasonably believes is not (i) a “qualified institutional buyer” as defined in Rule 144A (“QIBs”) or (ii) an institutional “accredited investor” (as defined in clauses (1), (2), (3) and (7) of Rule 501(a) of Regulation D).

(m)  Purchasers; Compliance With Rule 502(d). The Company will exercise reasonable care to assure that the Purchasers are not “underwriters” within the meaning of Section 2(a)(11) of the Securities Act and, without limiting the foregoing, that such purchases will comply with Rule 502(d) under the Securities Act.

The Company acknowledges that the Placement Agents and, for purposes of the opinion to be delivered pursuant to Section 4 hereof, counsel to the Company, will rely upon the accuracy and truthfulness of the foregoing representations and hereby consents to such reliance.

B. Representations, Warranties and Agreements of the Placement Agents. The Placement Agents hereby represent, warrant and covenant to, and agree with, the Company as follows:

(a)   No General Solicitation. The Placement Agents will not solicit offers for the Company for the Warrants by means of any form of general solicitation or general advertising in connection with the offering of the Warrants or in any manner involving a public offering within the meaning of Section 4(2).

(b    Limitation on Offerees. The Placement Agents will solicit offers for the Company for the Warrants only from persons whom it reasonably believes to be (i) a QIB or (ii) an institutional “accredited investor”.

Section 2. Engagement of Placement Agents; Fees; Expenses.

(a)   Engagement of Jefferies. The Company hereby engages Jefferies as the lead placement agent and Cantor, Canaccord, H.C. Wainwright and JMP as the co-placement agents, and the Company hereby authorizes the Placement Agents to act as such in connection with the Placement. On the basis of the representations, warranties and agreements of the Company contained in this Agreement and subject to, and in accordance with, the terms, conditions and other provisions hereof, the Placement Agents agree to act as Placement Agents to place the Warrants as contemplated by this Agreement. The Company acknowledges that the Placement Agents’ engagement hereunder does not constitute any representation, warranty or agreement that any financing will be available to the Company.

(b)   Placement Agents’ Fee and Expenses. As compensation for the Placement Agents’ services hereunder, the Company hereby agrees to pay the Placement Agents on the closing date of the Placement (the “Closing Date”) the fees specified in Schedule A hereto. In addition, the Company confirms its obligation to reimburse the Placement Agents for their expenses as specified in the Engagement Letter, whether or not the Placement is closed or this Agreement expires or is terminated for any reason, and also agrees to pay all other fees and expenses of the Transactions to the extent set forth in the Engagement Letter.

(c)    Placements Agent as Independent Contractors. The Company hereby acknowledges that, in connection with the Transactions, (i) the Placement, including the determination of the offering price of the Warrants and any related discounts, commissions and fees, shall be an arm’s-length commercial transaction between the Company and the Purchasers, (ii) the Placement Agents will be acting as independent contractors and will not be the agents or fiduciaries of the Company or its stockholders, creditors, employees, the Purchasers or any other party, (iii) the Placement Agents shall not assume an advisory or fiduciary responsibility in favor of the Company (irrespective of whether the Placement Agents have advised or are currently advising the Company on other matters) and the Placement Agents shall have no obligation to the Company with respect to the Transactions except as may be set forth expressly herein, (iv) the Placement Agents and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company and (v) the Placement Agents shall not provide any legal, accounting, regulatory or tax advice with respect to the Transactions and the Company shall consult its own legal, accounting, regulatory and tax advisors to the extent it deems appropriate.

(d)   Confidentiality. The Company agrees that any information or advice rendered by any Placement Agent or any of its representatives in connection with this engagement is for the confidential use of the Company only and the Company will not, and will not permit any third party to, disclose or otherwise refer to such advice or information, or to such Placement Agent, in any manner without such Placement Agent’s prior written consent.

Section 3. Additional Covenants and Agreements of the Company. The Company further covenants and agrees with the Placement Agents as follows:

(a)    Marketing. The Company shall participate, and cause its officers and representatives to participate, in the Placement, including in the meeting with prospective purchasers of any of the Warrants, and afford prospective purchasers the opportunity to conduct customary due diligence and make inquiries relevant to their investment decisions regarding the Warrants.

(b)   Blue Sky Compliance. The Company shall cooperate with the Placement Agents and counsel for the Placement Agents to qualify or register the Warrants and the Warrant Shares for sale under (or obtain exemptions from the application of) the state securities or blue sky laws of those jurisdictions designated by the Placement Agents, shall comply with such laws and shall continue such qualifications, registrations and exemptions in effect so long as required for the distribution of the Warrants. The Company shall not be required to qualify as a foreign corporation or to take any action that would subject it to general service of process in any such jurisdiction where it is not presently qualified or where it would be subject to taxation as a foreign corporation. The Company will advise the Placement Agents promptly of the suspension of the qualification or registration of (or any such exemption relating to) the Warrants and the Warrant Shares for offering, sale or trading in any jurisdiction or any initiation or threat of any proceeding for any such purpose, and in the event of the issuance of any order suspending such qualification, registration or exemption, the Company shall use its best efforts to obtain the withdrawal thereof at the earliest possible moment.

(c)   Use of Proceeds. The Company shall apply the net proceeds from the sale of the Warrants sold by it in the manner disclosed to the Placement Agents.

(d)   Transfer Agent. The Company shall maintain, at its expense, a registrar and transfer agent for the shares of Common Stock (including the Warrant Shares).

(e)    Investment Limitation. The Company shall not invest, or otherwise use the proceeds received by the Company from its sale of the Warrants in such a manner as would require the Company or any of its subsidiaries to register as an investment company under the Investment Company Act.

(f)    No Stabilization or Manipulation. The Company will not take, directly or indirectly, any action designed to or that might be reasonably expected to cause or result in stabilization or manipulation of the price of the Warrants or the Warrant Shares or any other reference security, whether to facilitate the sale or resale of the Warrants or otherwise.

(g)   Notification of Receipt of Payment. The Company shall notify Jefferies in writing immediately upon receipt of payment for the Warrants.

Section 4. Conditions of the Placement Agents’ Obligations. The obligations of the Placement Agents as provided herein shall be subject to the accuracy of the representations, warranties and agreements of the Company set forth herein as of the date hereof and as of the Closing Date as though then made, to the timely performance by the Company of its covenants and other obligations hereunder, and to each of the following conditions:

(a)   Accountant’s Comfort Letter(b). On the date hereof, the Placement Agents shall have received from Plante & Moran, PLLC a letter dated the Closing Date addressed to the Placement Agents, in form and substance reasonably satisfactory to the Placement Agents (i) containing statements and information of the type ordinarily included in accountant’s “comfort letters” to underwriters, delivered according to Statement of Auditing Standards (“SAS”) No. 72 and SAS 100 (or any successor bulletins), with respect to the audited and unaudited financial statements and certain financial information to be contained in the Company’s filings with the Commission and (ii) confirming that they are (A) registered independent public or certified public accountants as required by the Exchange Act and (B) in compliance with the applicable requirements relating to the qualification of accountants under Rule 2-01 of Regulation S-X.

(b)   Bring-Down Comfort Letter. With respect to the letter of the Company’s registered, independent accountants referred to in the preceding paragraph and delivered to the Placement Agents concurrently with the execution of this Agreement in form and substance reasonably satisfactory to the Placement Agents (the “Initial Comfort Letter”), the Company shall have furnished to the Placement Agents a letter (the “Bring-Down Comfort Letter”) of such accountants, addressed to the Placement Agents and dated as of the Closing Date (i) confirming that they are registered independent public or certified public accountants as required by the Exchange Act and are in compliance with the applicable requirements relating to the qualification of accountants under Rule 2-01 of Regulation S-X of the Commission, (ii) stating, as of the date of the Bring-Down Comfort Letter (or, with respect to matters involving changes or developments since the respective dates as of which specified financial information is given in the PPM, as of a date not more than five days prior to the date of the Bring-Down Comfort Letter), the conclusions and findings of such firm with respect to the financial information and other matters covered by the Initial Comfort Letter and (iii) confirming in all material respects the conclusions and findings set forth in the Initial Comfort Letter.

(c)    No Material Adverse Change. For the period from and after the date of this Agreement and prior to the Closing Date, in the judgment of the Placement Agents, there shall have not occurred any Material Adverse Change.

(d)   Opinions of Counsel for the Company. On the Closing Date, the Placement Agents shall have received the opinion of Dorsey & Whitney LLP, Counsel for the Company, dated as of such Closing Date, in form and substance reasonably satisfactory to the Placement Agents.

(e)   Opinion of Intellectual Property Counsel for the Company. On the Closing Date, the Placement Agents shall have received the opinion of each of Kilpatrick Townsend & Stockton LLP and Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., counsels for the Company with respect to intellectual property, dated as of the Closing date, in form and substance satisfactory to the Placement Agents.

(f)    Officers’ Certificate. On the Closing Date, the Placement Agents shall have received a written certificate executed by the Chairman of the Board, Chief Executive Officer or President of the Company and the Chief Financial Officer or Chief Accounting Officer of the Company, dated as of the Closing Date, to the effect that:(i) for the period from and after the date of this Agreement and prior to the Closing Date, there has not occurred any Material Adverse Change;

(ii)      the representations, warranties and covenants of the Company set forth in Section 1(A) of this Agreement are true and correct with the same force and effect as though expressly made on and as of such Closing Date; and

(iii)      the Company has complied with all the agreements hereunder and satisfied all the conditions on its part to be performed or satisfied hereunder at or prior to such Closing Date.

(g)   All corporate proceedings and other legal matters incident to the authorization, form and validity of the Transaction Documents and Warrants and all other legal matters relating to the offering, issuance and sale, as applicable, of the Warrants and the other Transactions shall be reasonably satisfactory in all material respects to the Placement Agents; and the Company shall have furnished to Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., counsel to the Placement Agents, all documents and information that it may reasonably request to enable them to pass upon such matters.

(h)   Neither the Company nor any of its subsidiaries shall have sustained since the date of the latest audited financial statements incorporated by reference in Company’s filings with the Commission (i) any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any strike, job action, slowdown, work stoppage, labor dispute or court or governmental action, order or decree or (ii) since such date, there shall not have been any change in the common stock, short-term debt or long-term debt of the Company or any of its subsidiaries or any Material Adverse Change, the effect of which, in any such case set forth in clause (i) or (ii), is, in the judgment of the Placement Agents, so material and adverse as to make it impracticable or inadvisable to proceed with the Placement or the delivery of the Warrants being delivered on the Closing Date on the terms and in the manner contemplated in this Agreement and the Purchase Agreement.

(i)    Subsequent to the execution and delivery of this Agreement, there shall not have occurred any of the following: (i) trading in securities generally on the New York Stock Exchange, the American Stock Exchange, the National Association of Securities Dealers Automated Quotation System or in the over-the-counter market, or trading in any securities of the Company on any exchange or in the over-the-counter market, shall have been suspended or the settlement of such trading generally shall have been materially disrupted or minimum prices shall have been established on any such exchange or such market by the Commission, by such exchange or by any other regulatory body or governmental authority having jurisdiction, (ii) a banking moratorium shall have been declared by Federal or state authorities of the United States, (iii) the United States shall have become engaged in hostilities, there shall have been a significant escalation in hostilities involving the United States or there shall have been a declaration of a national emergency or war by the United States or (iv) there shall have occurred any other calamity or crisis or any change in general domestic or international economic, political or financial conditions, including without limitation as a result of terrorist activities, or the effect of international conditions on the financial markets in the United States shall be such, as to make it, in the sole discretion of the Placement Agents, impracticable or inadvisable to proceed with the Placement or delivery of the Warrants being delivered on the Closing Date on the terms and in the manner contemplated in the Purchase Agreement.

(j)    Each of the Transaction Documents, other than this Agreement, shall be in form and substance reasonably satisfactory to the Placement Agents and shall have been duly executed and delivered by the Company and the other parties thereto, and the Warrants shall have been duly executed and delivered by the Company.

(k)   All conditions to closing of the Purchase Agreement shall be satisfied or, where applicable, waived.

(l)     The sale of the Warrants shall not be enjoined (temporarily or permanently) on the Closing Date.

(m)   Additional Documents. On or before the Closing Date, the Placement Agents shall have received such information, documents and opinions as they may reasonably require in order to evidence the accuracy of any of the representations and warranties, or the satisfaction of any of the conditions or agreements, herein contained.

Section 5. Indemnification.

(a)   Indemnification of the Placement Agents. The Company agrees to indemnify and hold harmless the Placement Agents and their affiliates and their respective officers, directors, managers, members, partners, employees and agents, and any other persons controlling the Placement Agents or any of its affiliates within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act (the Placement Agents and each such other person being referred to as an “Indemnified Person”), to the fullest extent lawful, from and against all claims, liabilities, losses, damages and expenses (or actions in respect thereof), as incurred (“Losses”), to which such Indemnified Person may become subject under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, or the laws or regulations of foreign jurisdictions where the Warrants have been offered or at common law or otherwise (including in settlement of any litigation), insofar as such Losses (or actions in respect thereof as contemplated below) arises out of or is based:

(A) (i)     upon any untrue statement or alleged untrue statement of a material fact contained in any materials or information provided to investors by, or with the approval in writing of, the Company in connection with the Placement, or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(ii)            any breach by the Company of any representation or warranty or failure to comply with any of the covenants and agreements contained in this Agreement; or

(iii)           any act or failure to act or any alleged act or failure to act by the Placement Agents in connection with, or relating in any manner to, the Placement contemplated hereby, and which is included as part of or referred to in any Losses or action arising out of or based upon any matter covered by clauses (i), (ii) or (iii) above, provided that the Company shall not be liable under this clause (iv) to the extent that a court of competent jurisdiction shall have determined by a final judgment that such Losses resulted directly from any such acts or failures to act undertaken or omitted to be taken by the Placement Agents through its willful misconduct or gross negligence; and

(B)   the violation of any applicable laws or regulations of foreign jurisdictions where the Warrants have been offered; and to reimburse the Indemnified Person for

(i)     all expenses (including, without limitation, reasonable fees and expenses of counsel chosen by the Placement Agents) as such expenses are incurred by the Placement Agents in connection with investigating, preparing, defending or settling any action or claim for which indemnification has or is reasonably likely to be sought by the Indemnified Person, whether or not in connection with litigation in which any Indemnified Person is a named party; and

(ii)    any other Losses incurred by the Placement Agents.

The indemnity agreement set forth in this Section 5(a) shall be in addition to any liabilities that the Company may otherwise have.

(b)   Notifications and Other Indemnification Procedures. Promptly after receipt by an Indemnified Person under this Section 5 of notice of the commencement of any action, such Indemnified Person will, if a claim in respect thereof is to be made against the Company under this Section 5, notify the Company in writing of the commencement thereof, but the omission so to notify the Company will not relieve it from any liability which it may have to any Indemnified Person for indemnification, except to the extent that the Company shall have been materially prejudiced by such failure. In case any such action is brought against any Indemnified Person and such Indemnified Person seeks or intends to seek indemnity from an Company, the Company will be entitled to participate in, and, to the extent that it shall elect, jointly with all other indemnifying parties similarly notified, by written notice delivered to the Indemnified Person promptly after receiving the aforesaid notice from such Indemnified Person, to assume the defense thereof with counsel reasonably satisfactory to such Indemnified Person; provided, however, if the defendants in any such action include both the Indemnified Person and the Company and the Indemnified Person shall have reasonably concluded that a conflict may arise between the positions of the Company and the Indemnified Person in conducting the defense of any such action or that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the Company, the Indemnified Person or parties shall have the right to select separate counsel to assume such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Person or parties. Upon receipt of notice from the Company to such Indemnified Person of the Company’s election so to assume the defense of such action and approval by the Indemnified Person of counsel, the Company will not be liable to such Indemnified Person under this Section 5 for any legal or other expenses subsequently incurred by such Indemnified Person in connection with the defense thereof unless (i) the Indemnified Person shall have employed separate counsel in accordance with the proviso to the preceding sentence (it being understood, however, that the Company shall not be liable for the expenses of more than one separate counsel (together with local counsel), approved by the Company, representing the indemnified parties who are parties to such action) or (ii) the Company shall not have employed counsel satisfactory to the Indemnified Person to represent the Indemnified Person within a reasonable time after notice of commencement of the action, in each of which cases the fees and expenses of counsel shall be at the expense of the Company.

(c)   Settlements. The Company under this Section 5 shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the Company agrees to indemnify the Indemnified Person against any Losses by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an Indemnified Person shall have requested the Company to reimburse the Indemnified Person for fees and expenses of counsel as contemplated by Section 5(b) hereof, the Company agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by the Company of the aforesaid request and (ii) the Company shall not have reimbursed the Indemnified Person in accordance with such request prior to the date of such settlement. The Company shall not, without the prior written consent of the Indemnified Person, effect any settlement, compromise or consent to the entry of judgment in any pending or threatened action, suit or proceeding in respect of which any Indemnified Person is or could have been a party and indemnity was or could have been sought hereunder by such Indemnified Person, unless such settlement, compromise or consent includes (i) an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such action, suit or proceeding and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act, by or on behalf of any Indemnified Person.

Section 6. Contribution. If the indemnification provided for in Section 5 is for any reason held to be unavailable to or otherwise insufficient to hold harmless an Indemnified Person in respect of any Losses referred to therein, then the Company shall contribute to the aggregate amount paid or payable by such Indemnified Person, as incurred, as a result of any Losses referred to therein (i) in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and the Placement Agents, on the other hand, from the Placement pursuant to this Agreement or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company, on the one hand, and the Placement Agents, on the other hand, in connection with the statements or omissions which resulted in such Losses, as well as any other relevant equitable considerations. The relative benefits received by the Company, on the one hand, and the Placement Agents, on the other hand, in connection with the Placement pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the Placement pursuant to this Agreement (before deducting expenses) received by the Company, and the fee received by the Placement Agents in connection with the Placement. The relative fault of the Company, on the one hand, and the Placement Agents, on the other hand, shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company, on the one hand, or the Placement Agents, on the other hand, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. Notwithstanding the provisions hereof, the aggregate contribution of all Indemnified Persons to all Losses shall not exceed the amount of fees actually received by the Placement Agents pursuant to this Agreement with respect to the services rendered pursuant to this Agreement.

The Company agrees to reimburse the Indemnified Persons for all expenses (including, without limitation, reasonable fees and expenses of counsel) as they are incurred in connection with investigating, preparing, defending or settling any action or claim for which contribution has or is reasonably likely to be sought by the Indemnified Person, whether or not in connection with litigation in which any Indemnified Person is a named party.

The provisions set forth in Section 5(c) with respect to notice of commencement of any action shall apply if a claim for contribution is to be made under this Section 6; provided, however, that no additional notice shall be required with respect to any action for which notice has been given under Section 5(c) for purposes of indemnification.

The Company and the Placement Agents agree that it would not be just and equitable if contribution pursuant to this Section 6 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 6.

No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 6, each officer and employee of the Placement Agents and each person, if any, who controls the Placement Agents within the meaning of the Securities Act and the Exchange Act shall have the same rights to contribution as the Placement Agents.

Section 7. Effectiveness of this Agreement; Termination; and Survival.

(a)    This Agreement shall become effective upon signing by the parties hereto.

(b)   Each of the Placement Agents may resign at any time and the Company may terminate any of the Placement Agents’ services at any time, each by giving at least ten days’ prior written notice to the other. If Jefferies resigns because of a good faith diligence issue or because of the failure of any condition specified in Section 4 to be satisfied when and as required (whether or not the Company’s fault directly or indirectly) or the Company terminates Jefferies’ services for any reason, Jefferies and its counsel shall be entitled to receive all of the amounts due pursuant to Sections 4 and 5 of the Engagement Letter up to, and including, the effective date of such expiration, termination or resignation, as the case may be.

(c)    If the Jefferies’ services hereunder are terminated by the Company, and the Company completes an offering of equity or equity-linked securities (i) within six months of such termination with any party or (ii) within one year of such termination or expiration with investors contacted by Jefferies during the engagement pursuant to this Agreement connection with the Transactions, the Company shall pay Jefferies concurrently with the closing of such transaction the fees set forth in Section 4 of the Engagement Letter.

(d)   The respective representations, warranties and other statements of the Company and its officers and the agreements, covenants and the indemnities set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of the Placement Agents or the Company or any of its or their partners, officers or directors or any controlling person, as the case may be, and will survive delivery of and payment for the Warrants sold hereunder or any termination of this Agreement (for whatever reason).

Section 8. Notices. All communications hereunder shall be in writing and shall be mailed, hand delivered or telecopied and confirmed to the parties hereto as follows:

If to the Placement Agents:

Jefferies LLC
520 Madison Avenue
New York, New York 10022
Facsimile: (212) 284-2280
Attention: General Counsel

with a copy to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

666 Third Avenue, New York, New York 10017

Facsimile: (212) 983-3115

Attention: Ivan K. Blumenthal, Esq.

If to the Company:

Rezolute, Inc.

201 Redwood Shores Parkway, Suite 315

Redwood City, California
Telephone: 650-206-4507
Attention: Nevan Elam, Chief Executive Officer

with a copy to:

Dorsey & Whitney LLP

1400 Wewatta Street, Suite 400

Denver, Colorado 80202

Attention: Anthony W. Epps

Any party hereto may change the address for receipt of communications by giving written notice to the others.

Section 9. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto, and to the benefit of the employees, officers and directors and controlling persons referred to in Section 5 and Section 6, and in each case their respective successors, and personal representatives, and no other person will have any right or obligation hereunder. The term “successors” shall not include any Purchaser.

Section 10. Partial Unenforceability. The invalidity or unenforceability of any Section, paragraph or provision of this Agreement shall not affect the validity or enforceability of any other Section, paragraph or provision hereof. If any Section, paragraph or provision of this Agreement is for any reason determined to be invalid or unenforceable, there shall be deemed to be made such minor changes (and only such minor changes) as are necessary to make it valid and enforceable.

Section 11. Governing Law Provisions. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York. Any legal suit, action or proceeding arising out of or based upon this Agreement or the Transactions (“Related Proceedings”) may be instituted in the federal courts of the United States of America located in the Borough of Manhattan in the City of New York or the courts of the State of New York in each case located in the Borough of Manhattan in the City of New York (collectively, the “Specified Courts”), and each party irrevocably submits to the exclusive jurisdiction (except for proceedings instituted in regard to the enforcement of a judgment of any such court (a “Related Judgment”), as to which such jurisdiction is non-exclusive) of such courts in any such suit, action or proceeding.

Section 12. General Provisions. This Agreement constitutes the entire agreement of the parties to this Agreement and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof. This Agreement may be executed in two or more counterparts, each one of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement may not be amended or modified unless in writing by all of the parties hereto, and no condition herein (express or implied) may be waived unless waived in writing by each party whom the condition is meant to benefit. The failure by any party to exercise any right or remedy under this Agreement or otherwise, or delay by a party in exercising such right or remedy, shall not operate as a waiver thereof. The Section headings herein are for the convenience of the parties only and shall not affect the construction or interpretation of this Agreement.

Each of the parties hereto acknowledges that it is a sophisticated business person who was adequately represented by counsel during negotiations regarding the provisions hereof, including, without limitation, the indemnification provisions of Section 5 and the contribution provisions of Section 6, and is fully informed regarding said provisions. Each of the parties hereto further acknowledges that the provisions of Sections 5 and 6 hereto fairly allocate the risks in light of the ability of the parties to investigate the Company, its affairs and its business in order to assure that adequate disclosure has been made to the Purchasers and as required by the Securities Act, the Exchange Act and any other applicable law.

[Signature Pages Follow]

If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to the Company the enclosed copies hereof, whereupon this instrument, along with all counterparts hereof, shall become a binding agreement in accordance with its terms.

Very truly yours,

Rezolute, Inc.

By:	/s/ Nevan Elam
Name: Nevan Elam
Title: Chief Executive Officer

[Signature Page to Placement Agency Agreement]

The foregoing Placement Agency

Agreement is hereby confirmed

and accepted by the Placement Agents

in New York, New York as of the

date first above written.

JEFFERIES LLC

By:	/s/ Michael Brinkman
Name: Michael Brinkman
Title: Managing Director

CANTOR FITZGERALD & CO.

By:	/s/ Sage Kelly
Name: Sage Kelly
Title:

CANACCORD GENUITY LLC

By:	/s/ Eugene Rozelman
Name: Eugene Rozelman
Title: Managing Director

H.C. WAINWRIGHT & CO., LLC

By:	/s/ Edward D. Silvera
Name: Edward D. Silvera
Title: Chief Operating Officer

JMP SECURITIES LLC

By:	/s/ David Kellman
Name: David Kellman
Title: Managing Director

[Signature Page to Placement Agency Agreement]

Schedule A

The Company shall pay the Placement Agents the following fees:

Placement Agent	Fee (% of gross proceeds from the Placement)
Jefferies LLC	3.6%
Cantor Fitzgerald & Co.	0.9%
Canaccord Genuity LLC	0.54%
JMP Securities LLC	0.54%
H.C. Wainwright & Co., LLC	0.42%